For period ending:
March 31, 2015

Exhibit 77A
File number:
811-02319

Exhibit 77C

Item 77A and 77C: Registrant incorporates by reference Registrant's Proxy Statement dated October 31, 2014, filed October 31, 2014 (Accession No. 0001104659-14-075493).

For period ending:
March 31, 2015

Exhibit 77C
File number:
811-02319

On December 5, 2014, the shareholders of Fort Dearborn Income Securities, Inc. elected board members at an annual meeting of shareholders. Pursuant to Instruction 2 of Sub-Item 77C of Form N-SAR, it is not necessary to provide in this exhibit details concerning shareholder action regarding the election of directors since there were no solicitations in opposition to the registrants nominees and all of the nominees were elected.

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